Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Columbia Financial, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Columbia Financial, Inc. of our report dated March 29, 2019 with respect to the consolidated statements of financial condition of Columbia Financial, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year ended December 31, 2018, the three-months ended December 31, 2017, and the years ended September 30, 2017 and 2016, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2018 Annual Report on Form 10-K of Columbia Financial, Inc. incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey
July 22, 2019